Exhibit 14.1

DEFENSE SOLUTIONS HOLDING, INC.

CODE OF ETHICS

I.           PURPOSE:

The primary purpose of this Code of Ethics (this “Code”) is to reaffirm the policy of Defense Solutions Holding, Inc. and its subsidiaries (collectively, the “Company”) concerning standards to be adhered to in the conduct of its business.  These standards have been established in order to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with governmental or regulatory bodies; and (c) compliance with applicable governmental rules and regulations.

II.          APPLICABILITY:

This Code is applicable to all directors, officers and employees of the Company, including, but not limited to, the Company’s principal executive and senior financial officers.  This Code supercedes all previous codes and policy statements.   This Code is not an employment contract, and the Company does not create any contractual rights by issuing this Code.

III.         POLICY:

It is the policy of the Company to conduct its business in accordance with applicable Federal, state and local laws and regulations as well as in accordance with ethical business practices.  All directors, officers and employees of the Company shall adhere to this Code.  Conduct which violates this Code constitutes an activity beyond the scope of an individual’s legitimate employment with or service to the Company, and such a violation of this Code may lead to serious sanctions, including termination, and in some cases, civil and criminal liability.

All illegal, improper, unlawful and unethical practices are strictly prohibited under this Code.  Where laws and regulations may be ambiguous and difficult to interpret, you should seek such advice as is necessary, including legal advice, in order to assure compliance with this Code and observance of all applicable laws and regulations.  In addition to reading and understanding this Code, you should promptly raise any concern that you or others may have about compliance with or possible violations of this Code as provided for herein.

Special care should be exercised by all directors, officers and employees to assure compliance with the following:

1.           BRIBES, KICK-BACKS AND OTHER IMPROPER PAYMENTS

No funds, assets or services of the Company shall be used, loaned, paid or furnished, directly or indirectly, for any unlawful or improper purpose, or where a conflict of interest may be caused or implied.  No director, officer or employee of the Company shall have any understanding, written or oral, that any payments are to be made or received, directly or indirectly, by or on behalf of the Company which involve any unlawful or improper purpose.  No director, officer or employee shall engage in the practice of purchasing or selling favors, concessions, privileges or special benefits through payment or receipt of bribes, kick-backs, tips, gifts, illegal political contributions or other forms of pay-off.  No director, officer or employee shall offer anything of value to obtain any improper advantage in selling goods and services, conducting financial transactions or representing the Company’s interests to governmental authorities.  All directors, officers and employees who come into contact with government officials, both domestic and foreign, shall maintain the highest professional standards.

All directors, officers and employees shall comply with United States laws and regulations and express policies of the U.S. Government including, but not limited to, the requirements of the Foreign Corrupt Practices Act, 15 USC §78dd-l, et seq.; the Federal Acquisition Regulations, 48 CFR §1.101, et seq.; the International Traffic in Arms Regulation as implemented by 22 CFR Parts 120 through 130 and other applicable regulations; the Byrd Amendment, 31 USC §1352, and applicable regulations; and the U.S. Department of Defense Joint Ethics Regulation (DoD 5500.7-R).

2.	RELATED-PARTY TRANSACTIONS

No director, officer or employee of the Company shall enter into a related-party transaction unless such transaction is first reviewed and approved by the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”).  Any director, officer or employee of the Company intending to enter into or  having information regarding such a related-party transaction shall promptly report such intention or information, as the case may be, to the Audit Committee for its review.  For purposes of this Code, a related-party transaction includes any transaction to which the Company is to be a party and in which a director, officer or employee, or any member of the immediate family of any of the foregoing persons, has a direct or indirect material interest.  A person’s immediate family includes such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.  When reviewing a related-party transaction, the Audit Committee shall examine certain factors, including, among other things, (i) whether the transaction has a business purpose, (ii) whether the transaction is to be entered into on an arms length basis, (iii) the prior course of dealing between the parties, if any, and (iv) whether such a transaction would violate any other provisions of this Code or otherwise create the appearance of impropriety.  Material related-party transactions approved by the Audit Committee and involving any officer or director of the Company shall be publicly disclosed as required by applicable law.

3.	CONFLICTS OF INTEREST

No director, officer or employee of the Company shall undertake any course of conduct which involves a conflict, or creates the appearance of a conflict, between personal interests and those of the Company.  Each director, officer and employee of the Company has a continuing obligation to promote the Company’s best interests at all times and to avoid the use of a position or association with the Company for personal gain.  In furtherance of this obligation, no employee shall be permitted to concurrently work for the Company and work or maintain ownership with the Company’s competition.  No director, officer or employee of the Company shall divert for personal gain any business opportunity from which the Company may profit unless the Company, acting through or under authority from the Board, validly decides to forgo the opportunity.  Notwithstanding any provision herein to the contrary, any director, officer or employee of the Company may own securities of any entity that competes with the Company and is publicly owned and traded, but in an amount not to exceed at any time 1% of any class of stock or securities of such company.  In addition, except as otherwise provided under the rules and regulations of the SEC, as may be amended from time to time, or any other applicable law, the Company shall not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or  officer (or equivalent thereof) of the Company.

4.	GIFTS

No director, officer or employee shall accept entertainment, gifts, acts of hospitality or any other gratuity or benefit (including, without limitation, commissions, fees, shares in profits, loans and favors) from customers, suppliers, buyers, public officials, labor union officials or others that may (i) cause or imply conflicts between the interests of such person and the Company; (ii) compromise your judgment or the judgment of others; or (iii) reflect negatively on the Company.

This Code does not preclude the acceptance of gifts of nominal value ($50 USD or less); however, the acceptance of such gifts are not allowed under circumstances creating the appearance of impropriety.  Approval from the Chief Executive Officer of the Company and Chief Financial Officer must be obtained prior to accepting any gift that is in excess of $50.  Any such gifts shall be turned over to the Company until the proper approval is obtained.  The Company shall use its discretion in the return or redistribution of any such items.  Regardless of the amount, gifts of cash or its equivalent (e.g. stocks, bonds or other negotiable instruments) must never be accepted.  This Code does not preclude the acceptance of meals and entertainment provided that such meals and entertainment are reasonable, in good taste and consistent with acceptable business practices and this Code.

No director, officer or employee shall distribute any gift to any customer, supplier, buyer, public official, labor union official or other person without first obtaining the prior approval of the Chief Executive Officer of the Company and Chief Financial Officer.  This Code does not preclude the distribution of meals and entertainment provided that such meals and entertainment are reasonable, in good taste and consistent with acceptable business practices and this Code.  This Code does not prohibit lawful reimbursement for reasonable and bona fide expenditures.

5.	SUPPLIERS

No director, officer or employee shall conduct Company business with any supplier or vendor who does not comply with local and other applicable legal requirements and any additional Company standards relating to labor, environment, health and safety, intellectual property rights and improper payments.  Directors, officers and employees of the Company who purchase goods and services on behalf of the Company shall exercise great care to preserve their independence when making purchasing decisions.  As a general rule, no director, officer or employee of the Company shall receive a payment or anything of value from a supplier in exchange for a purchasing decision.  The Company recognizes an exception for token gifts of nominal value.

6.	DISCLOSURE TO INDEPENDENT AUDITORS AND INTERNAL AUDIT DEPARTMENT

No director, officer or employee of the Company shall knowingly make a false or misleading statement to the Company’s independent auditors or employees of the Company’s accounting department, nor shall any of such persons knowingly conceal or fail to reveal any information necessary to make the statements made to such auditors or employees not misleading.  No director, officer or employee shall knowingly engage in any conduct the effect of which unduly influences, coerces, manipulates or misleads the independent auditors or employees of the Company’s accounting department.  No director, officer or employee of the Company shall enter information into the Company’s books or records that intentionally hides, misleads or disguises the true nature of any financial or non-financial transaction or result.

7.	CONFIDENTIALITY

No director, officer or employee of the Company shall use information or data concerning any aspect of the Company’s business or information acquired as a result of his or her relationship with the Company for his or her personal gain or profit.  Moreover, all information, which is provided or disclosed, directly or indirectly (whether by writings, at meetings, or otherwise), to any director, officer or employee is provided on a strictly confidential basis, for the exclusive use of such enumerated persons in the performance of Company duties.  No director, officer or employee shall take any action in derogation of such confidentiality and each enumerated person shall take all reasonable steps to prevent such information from being disclosed to persons or entities who are not authorized to receive same.  Any requests for information from reporters, securities analysts, shareholders, government officials or the general public should be referred to the Company's [Director of Investor Relations].  Moreover, individual consumer, medical, financial and other sensitive personal information shall at all times be treated confidentially and adequately protected and handled in compliance with all applicable privacy laws.

8.	RESTRICTIONS ON FOREIGN TRADE

All directors, officers and employees shall maintain the Company’s policy of operating in compliance with embargoes, restrictions, or limitations placed on certain countries, organizations, and individuals by the U.S. Government.  All directors, officers and employees will act on the Company’s behalf in compliance with the embargoes, restrictions, or limitations established by 22 USC § 39, Arms Export Control Act, the International Traffic in Arms Regulation as implemented by 22 CFR Parts 120 through 130, the U.S. Treasury Department Office of Foreign Asset Control’s sanctions program, the U.S. Commerce Department Bureau of Industry and Security’s sanctions program, and other applicable regulations.

IV.         REPORTING VIOLATIONS:

Any director, officer or employee of the Company having any complaint regarding accounting, internal accounting controls or auditing matters, any information or knowledge of any unrecorded fund or asset or any prohibited act hereunder, shall promptly report such matter to Chief Executive Officer, Corporate Secretary or a member of the Audit Committee.  The Chief Executive Officer and/or Corporate Secretary shall promptly report to the Audit Committee any such complaint or information brought to his or her attention.  The Chief Executive Officer, Corporate Secretary and the Audit Committee maintain offices at the Company’s corporate headquarters.  Any complaint or report made thereto shall be handled in a timely and professional manner and may be made anonymously.

The Audit Committee, in its discretion, shall determine the appropriate response and/or course of action to be taken with respect to any complaint or information reported hereunder.  The Audit Committee or, if requested by the Audit Committee, the Corporate Secretary shall conduct a thorough investigation of any such matter brought to his, her or its attention.  The identity of the individual reporting any such violation shall be kept anonymous except as may be otherwise necessary to remedy the violation or as may be required by law.  The Audit Committee or, if requested by the Audit Committee, the Corporate Secretary shall make a recommendation to the Board as to any corrective action to be taken.  Neither the Company nor any of its directors, officers or employees shall take any retaliatory or other adverse action against anyone for raising or helping to resolve any concern or reporting any violation.

V.          “INSIDER INFORMATION”:

As a company with  shares that are publicly traded and quoted on the OTC Bulletin Board (the “OTC Bulletin Board”), the Company and its officers, directors and employees are governed by Federal and NASD regulations relative to dealing in the Company’s securities.  Therefore, the following rules are outlined below in this Code for your information and compliance.

All persons who come into possession of material inside information, before its public release, are considered insiders for the purposes of disclosure regulations.  Such persons include control shareholders, directors, officers and employees of the Company.  The husbands, wives, immediate families and those under the control of insiders may also be regarded as insiders.  Directors, officers and employees of the Company are prohibited from trading or influencing the trading of the Company’s securities while in possession of material inside information regarding the Company.  The Company itself is an insider and, while in possession of material inside information, is prohibited from buying its securities from, or selling such securities to, the public in the same manner as other insiders.

“Inside information” is that which has not been publicly released which the Company withholds and which is intended for use solely for a corporate purpose and not for any personal use.

“Insider trading” refers not only to the purchase or sale of the Company’s securities, but also to options with respect to such securities.  Such trading is deemed to be done by an insider whenever he or she has any beneficial interest, direct or indirect, in such securities or options, regardless of whether they are actually held in his or her name.  Included in the concept of “insider trading” is “tipping,” or revealing inside information to outside individuals to enable such individuals to trade in the Company’s securities on the basis of undisclosed information.

You must not disclose inside information to anyone outside the Company (including family members), except when such disclosure is needed to enable the Company to carry on its business properly and effectively and appropriate steps have been taken by the Company to prevent the misuse of the information.  Employees are urged to consult with the Company’s legal counsel to determine if such disclosure is needed and is being undertaken in an appropriate manner.

How soon after the release of material information may insiders begin to trade?  While the waiting period is dependent on the circumstances, the Company has adopted as a basic policy that insiders possessing material, non-public information should wait for at least forty-eight (48) hours after the widespread public  release of the information before trading in the Company’s securities.

In the exceptional cases in which Exchange policy permits companies to withhold material information temporarily, extreme caution must be exercised to maintain the confidentiality of the information withheld, since the danger of insider trading generally increases proportionally to the number of persons privy to the information.

NOTE:
The Company, and its officers and directors, must file reports with the U.S. Securities and Exchange Commission and the Exchange within two (2) business days following any transaction in which securities were bought or sold.

THE SALE OF ANY STOCK WITHIN SIX MONTHS BEFORE OR SIX MONTHS AFTER ANY PURCHASE BY AN OFFICER OR DIRECTOR WILL LEAD TO CIVIL LIABILITY FOR ANY PROFIT DEEMED REALIZED.

Directors, officers and certain employees of the Company who routinely have access to material, non-public information about the Company are also subject to the Defense Solutions Holding, Inc. Policy, Procedure and Guidelines Governing Insider Trading and Disclosure of Non-Public Information (the “Insider Trading Policy”).  These individuals should also refer to the Insider Trading Policy for the answers to additional questions.

VI.         COMPLIANCE:

1.
All corporate officers of the Company, and where appropriate the Audit Committee, shall be responsible for the enforcement of this Code.  Such responsibility shall include periodic distribution of this Code to management personnel to ensure employee knowledge and compliance.  Periodically, each officer or manager must review compliance with this Code with those employees who report to such officer or manager and report the results of those reviews to the Chief Executive Officer and Corporate Secretary.  The Chief Executive Officer and Corporate Secretary shall promptly inform the Audit Committee of the  results of those reviews, including his or her analysis of such results.

2.
Violators of this Code are subject to appropriate disciplinary action by the Company, including, when appropriate, termination or dismissal, and legal proceedings to recover the amount of any improper expenditures and any other losses which may have resulted from such violation of this Code.  Such persons are reminded that violation of this Code also may result in prosecution for violation of Federal and/or state or other laws and may result in civil or criminal penalties.  Examples of conduct that may result in discipline include, but are not limited to, (i) actions that directly violate this Code; (ii) requesting others to violate this Code; (iii) failure to promptly report a known or suspected violation of this Code; (iv) failure to cooperate in investigations of possible violations of this Code; and (v) retaliation against an employee for reporting a violation of this Code.

3.
All directors, officers and employees of the Company are personally responsible for abiding by the express terms and spirit of this Code.  Any questions or requests for interpretation of this Code should be referred to the Corporate Secretary of the Company.  Such questions or requests for interpretation of this Code are encouraged by the Company.  An employee may elect to refer a question about or request an interpretation of this Code to his or her immediate supervisor instead of the Corporate Secretary.  The supervisor shall promptly notify the Corporate Secretary of the question or request and shall not respond to such question or request for interpretation unless authorized by the Corporate Secretary.  The Corporate Secretary shall notify the Audit Committee of all questions and/or requests for interpretation.  The Corporate Secretary shall take no action with respect to any question or request for interpretation without the prior approval of the Audit Committee.  A record shall be kept of all questions and requests for interpretation and the responses thereto in order to better administer this Code.

4.
Any approval by the Company of a material departure from a provision of this Code on behalf of the Company’s directors, principal executive or senior financial officers shall be made only by the Board, or the Audit Committee acting on behalf of the Board, and shall be promptly disclosed to the Company’s shareholders.

5.	Additional auditing procedures will be implemented by both the internal audit staff and by the Company’s independent auditors to monitor and to test compliance with this Code.

V.	ADMINISTRATION:

The Audit Committee shall have plenary authority to administer and interpret this Code.  Among other things, the Audit Committee shall have the authority to (i) periodically review and update this Code and determine that there is an established system for its enforcement; and (ii) investigate any matter brought to the Audit Committee’s attention, with full access to all books, records, facilities and personnel of the Company, and make recommendations to the Board as to any corrective or remedial action unless such action shall be within the purview of the authority of the Audit Committee.

Except to the extent prohibited by applicable law, the Audit Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members.  All decisions made by the Audit Committee or any appropriately delegated member of the Audit Committee shall be final and binding on all persons, including the Company, subject to review by the Board.

[The next page is the Acknowledgement.]

ACKNOWLEDGMENT

DEFENSE SOLUTIONS HOLDING, INC.

CODE OF ETHICS

By signing below, you are acknowledging that you have received the Defense Solutions Holding, Inc. Code of Ethics (the “Code”) and have read the Code.  Further, upon signing this Acknowledgment, you confirm that you understand that you are required to comply with all of the policies therein, and, should you have a concern about a possible violation of the Code, you will raise such concern to either your immediate supervisor, the President or Chief Financial Officer of the Company or a member of the Audit Committee of the Board of Directors of the Company.

Please sign, print your name and employee number (if applicable), date and return one copy of this Acknowledgment to the Corporate Secretary of the Company.

Name (Signature)	Date

Name (Print)

Employee Number